PROMISSORY NOTE/LINE OF CREDIT



"
FOR VALUE RECEIVED, TRUST LICENSING, INC., a Florida corporation ("Borrower"), promises to pay to the order of IRREVOCABLE TRUST AGREEMENT NUMB~R III(.~') or to any subsequent Lender hereof, the principal sum of Fifty-Five Thousand Dollars ($ 55,000.00), or so much as may be outstanding, with interest accruing at a rate of ten percent (10.00 %) per annum, with all principal and accrued interest thereon payable in full on the earlier of: (a) Borrower (or its parent corporation) receiving a bridge loan or equity investment that nets proceeds to Borrower (or its parent corporation) of at least Three Hundred Thousand Dollars ($ 300,000); or (b) December 9,2005.

This Note evidences a continuing line of credit. Advances under this Note may be requested orally or in writing by Borrower. Lender will have no obligation to advance funds under this Note if it believes, in the exercise of its good faith judgment, that it is insecure.

This Note is secured by the collateral described in that certain Security Agreement by and between Borrower and Lender of even date herewith.

Borrower may prepay this Note at any time, at its option, without premium or penalty.

The failure of Lender to exercise any of its rights, powers and/or remedies under this Note shall not constitute a wavier of the right to exercise the same at that or any other time. Time shall be of the essence in the payment of this Note. Borrower agrees to pay all costs and reasonable attorney's fees incurred in collecting or attempting to collect the amount due under this Note. This Note is delivered in, shall be performed in, governed by and construed in accordance with the laws of the State of Florida. Borrower hereby waives presentment, demand. notice of dishonor, protest, notice of protest and nonpayment

TRUST LICENSING, INC.
By: Jeffrey Sass
Title: CEO